CO. NO: 1580676

British Virgin Islands

The BVI Business Companies Act

(No. 16 of 2004)

Amended and Restated Memorandum and Articles of Association

of

China Dredging Group Co., Ltd

中国疏浚集团有限公司

Incorporated the 14th day of April, 2010

Amended and Restated on this 25th day of October, 2010

Maples Corporate Services (BVI) Limited
P.O. Box 173
Kingston Chambers
Road Town, Tortola
British Virgin Islands

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

China Dredging Group Co., Ltd

中国疏浚集团有限公司

1. Company Name

1.1 The name of the Company is China Dredging Group Co., Ltd. 中国疏浚集团有限公司

1.2 The directors or members may from time to time change the Company's name by Resolution of Directors or Resolution of Members. The directors shall give notice of such resolution to the registered agent of the Company, for the registered agent to file an application for change of name with the Registrar, and any such change will take effect from the date of the certificate of change of name issued by the Registrar.

1.3 A change of name of the Company shall constitute an amendment of the Memorandum and Articles and in the event of a resolution being passed to change the name of the Company, the provisions below in respect of amendments to the Memorandum and Articles must be complied with.

2. Company Limited by Shares, Liability of Members

2.1 The Company is a company limited by shares.

2.2 The liability of each member is limited to:

(a) the amount from time to time unpaid on that member's shares;

(b) any liability expressly provided for in the Memorandum or the Articles; and

(c) any liability to repay a distribution pursuant to section 58(1) of the Act.

3. Registered Office

3.1 The first registered office of the Company will be situated at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

3.2 The directors or members may from time to time change the Company's registered office by Resolution of Directors or Resolution of Members, provided that the Company's registered office shall at all times be the office of its registered agent. The directors shall give notice of such resolution to the registered agent of the Company, for the registered agent to file with the Registrar a notice of change of registered office, and any such change of registered office will take effect from the date of the registration by the Registrar of such notice.

4. Registered Agent

4.1 The first registered agent of the Company will be Maples Corporate Services (BVI) Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

4.2 The directors or members may from time to time change the Company's registered agent by Resolution of Directors or Resolution of Members. The directors shall give notice of such resolution to the registered agent of the Company (meaning the existing registered agent), for the registered agent to file with the Registrar a notice of change of registered agent, and any such change of registered agent will take effect from the date of the registration by the Registrar of such notice.

4.3 If the existing registered agent does not file such notice on instruction by the directors, the directors shall procure that a notice of change of registered agent is to be filed with the Registrar by a legal practitioner in the British Virgin Islands acting on behalf of the Company, and any such change of registered agent will take effect from the date of the registration by the Registrar of such notice.

5. General Objects and Powers

5.1 Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Act or any other law of the British Virgin Islands.

5.2 The Company has no power to:

(a) carry on banking or trust business, unless it is licensed to do so under the Banks and Trust Companies Act, 1990;

(b) carry on business as an insurance or as a reinsurance company, insurance agent or insurance broker, unless it is licensed or authorised to do so under the Insurance Act, 2008;

(c) carry on the business of company management unless it is licensed to do so under the Companies Management Act, 1990;

(d) carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands unless it is licensed to do so under the Banks and Trust Companies Act, 1990; or

(e) carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed to do so under the Mutual Funds Act, 1996.

5.3 Without limiting the foregoing, the powers of the Company include the power to do the following:

(a) grant options over unissued shares in the Company and treasury shares;

(b) issue securities that are convertible into shares;

(c) give financial assistance to any person in connection with the acquisition of the Company's own shares;

(d) issue debt obligations of every kind and grant options, warrants and rights to acquire debt obligations;

(e) guarantee a liability or obligation of any person and secure any of its obligations by mortgage, pledge or other charge, of any of its assets for that purpose; and

(f) protect the assets of the Company for the benefit of the Company, its creditors and its members and, at the discretion of the directors, for any person having a direct or indirect interest in the Company.

6. Maximum Number of Authorised Shares

6.1 The Company is authorised to issue a maximum of 250,000,000 shares of no par value divided into two classes of shares as follows:

(a) 225,000,000 shares ("**Ordinary Shares**"); and

(b) 25,000,000 Class A preferred shares ("**Class A Preferred Shares**").

7. Rights and Restrictions Conferred by Shares

The rights and restrictions attaching to the various classes of shares are as follows:

7.1 **Ordinary Shares**

(a) Each Ordinary Share confers on the holder:

(i) the right to one vote on any Resolution of Members;

(ii) the right to an equal share in any dividend paid by the Company in accordance with the Act; and

(iii) the right to an equal share in the distribution of the surplus assets of the Company, subject to the liquidation preference of the Class A Preferred Shares.

7.2 **Class A Preferred Shares**

(a) Each Class A Preferred Share confers on the holder:

(i) the right to an equal share in any dividend paid by the Company in accordance with the Act to the holders of the Ordinary Shares;

(A) the right to a preference (the "**Preferred Distribution**") over the holders of the Ordinary Shares in the distribution of the surplus assets of the Company in the event of a Liquidation Event in an amount equal to: the Investment Net Price (as defined below), plus all accrued but unpaid dividends, plus all accrued but unpaid Registration Default Penalties, if applicable (together the "**Liquidation Preference Value**").

(B) For the purposes of this Memorandum, a "**Liquidation Event**" shall include any winding up, merger, acquisition or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving entity;

(ii) If the registration of the Underlying Shares and a Listing do not occur by the second anniversary of the Closing Date, the right to receive a payment equal to 20% of the Investment Net Price; provided, however, if such payment is due and remains unpaid at the time of the conversion pursuant to Section 7.2(c), the holders of the Class A Preferred Shares may, in the sole discretion of the Company, apply any and all such payments due under this paragraph (iii) to purchase additional Ordinary Shares of the Company at a purchase price of US$5.00 per share ;

(iii) As long as more than 2,500,000 Class A Preferred Shares remain issued and outstanding (the "**Participation Period**"), holders of Class A Preferred Shares shall have the right to purchase, on a pro rata basis based upon their original

respective subscription amounts, in any equity financing of the Company (a) Ordinary Shares of the Company or (b) equity securities convertible, exercisable or exchangeable into Ordinary Shares of the Company; except that this right shall not apply to any underwritten public offering of the Company. Any such purchase by the holders of the Class A Preferred Shares shall be on the same terms and conditions and at the same price such securities are offered to a third party in the financing. The Company shall promptly notify (the "**Participation Notice**"), in accordance and compliance with all applicable securities laws, each holder of the Class A Preferred Shares of the terms and conditions of any proposed financing; provided, however, that if the financing is a public offering, the Participation Notice from the Company to each such holder will set forth the anticipated price range, as opposed to the actual offering price, which will not be determined until immediately prior to the effectiveness of the financing. Unless the Company receives a confirmation from each such holder within five Business Days after the Participation Notice has been sent to the holder from the Company, of the amount the holder will purchase in the financing, the holder's right to participate in such financing will be terminated;

(b) Each holder of Class A Preferred Shares will, prior to the Automatic Conversion (as defined below), have the right to convert some or all of the Class A Preferred Shares held by such holder at a ratio of one Ordinary Share for each Class A Preferred Share (the "**Conversion Ratio**"). The Conversion Ratio will be subject to proportional adjustment for share splits, divisions, share dividends, recapitalizations and similar transactions.

(c) All of the Class A Preferred Shares shall be automatically converted to Ordinary Shares (the "**Automatic Conversion**") in accordance with the Conversion Ratio upon occurrence of both of the following:

(i) the registration of the Underlying Shares is declared effective by the U.S. Securities and Exchange Commission ("**SEC**") or other applicable regulatory authority designated by the holders of a majority of the Class A Preferred Shares in accordance with the provisions of the Registration Rights Agreement, or the Underlying Shares become freely tradable in the United States or pursuant to any available exemption; and

(ii) Listing.

(d) Subject to applicable law, the holders of the Class A Preferred Shares may elect, at their sole option, to request the redemption of some or all of their Class A Preferred Shares in the event the Company undergoes a Fundamental Change (as defined below) at any time prior to the Automatic Conversion event, at the Liquidation Preference Value .Subject to applicable law, the holders of the Class A Preferred Shares may request the redemption of some or all of their Class A Preferred Shares at any time after the second and prior to the third anniversary of the initial issuance of Class A Preferred Shares if Automatic Conversion pursuant to Article 7.2(c) hereof has not occurred.

(e) The Class A Preferred Shares may be redeemed in whole or in part by the Company at its sole option, (a "**Company Redemption**") at the Liquidation Preference Value in the event that the Company undergoes a Fundamental Change, provided that the holders of the Class A Preferred Shares are first notified of the Fundamental Change and have not less than 7 days to convert their Class A Preferred Shares to Ordinary Shares.

(f) The holders of the Class A Preferred Shares shall appoint a purchaser representative, who must first be approved by the Company, which approval shall not be unreasonably withheld, to act on behalf of all of the holders. Such representative is authorized to execute, on behalf of the holders of the Class A Preferred Shares, an amendment or waiver of any provision in any document or consent to any action, related to the private placement of the Class A Preferred Shares, including but not limited to these Memorandum and Articles, which has been approved by the holders of a majority of the Class A Preferred Shares.

7.3 The rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied only with the consent in writing of the holders of not less than a majority of the issued shares of that class and the holders of not less than a majority of the issued shares of any other class of shares which may be adversely affected by such variation.

7.4 The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

7.5 No shares in the Company shall be issued that have a liquidation preference that is senior to that of the Class A Preferred Shares without the consent of the holders of at least two-thirds of the Class A Preferred Shares then issued and outstanding.

7.6 The holders of the Class A Preferred Shares will not have the right to vote on any Resolution of Members.

8. Registered Shares Only

Shares in the Company may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

9. Amendments to the Memorandum and Articles

9.1 Subject to the provisions of the Act, the directors may from time to time amend the Memorandum or Articles by Resolution of Directors . In addition, the members may from time to time amend the Memorandum or Articles by Resolution of Members only for matters stated in Article 9.2 below. The directors shall give notice of such resolution to the registered agent of the Company, for the registered agent to file with the Registrar a notice of the amendment to the Memorandum or Articles, or a restated memorandum and articles of association incorporating the amendment(s) made, and any such

amendment to the Memorandum or Articles will take effect from the date of the registration by the Registrar of the notice of amendment or restated memorandum and articles of association incorporating the amendment(s) made.

9.2 The directors shall not have the power to amend the Memorandum or Articles:

(a) to restrict the rights or powers of the members to amend the Memorandum or Articles;

(b) to change the percentage of members required to pass a resolution to amend the Memorandum or Articles; or

(c) in circumstances where the Memorandum or Articles may only be amended by the members.

9.3 A change of registered office or registered agent shall not constitute an amendment of the Memorandum or Articles.

9.4 An amendment to the Memorandum or Articles which would have the effect of varying the rights of the holders of a class of shares may only be made in accordance with the provisions of the Memorandum and Articles relating to the variation of class rights.

10. Definitions and Interpretation

10.1 In this memorandum of association and the attached articles of association:

"Act"	means the BVI Business Companies Act, 2004.
"Articles"	means the Company's articles of association as attached to this Memorandum, and "Article" shall be construed accordingly.
"Closing Date"	means the formal closing of the offer and sale of a minimum of one million Class A Preferred Shares pursuant to the Securities Purchase Agreement.
"Direct Registration System"	means a system which provides for electronic direct registration of eligible securities in a member's name on the books of the transfer agent and allows shares to be transferred between a transfer agent and broker electronically, thereby eliminating the need for share certificates.
"Free Trading Date"	means the date on which the Underlying Shares become freely tradable in the United

	States pursuant to any available exemption from registration (including Rule 144 under the Securities Act of 1933, as amended).
"Fundamental Change"	means a change in control of the Company; if the Company files for bankruptcy, or is judged insolvent; initiates liquidation proceedings or other analogous proceedings.
"Investment Net Price"	means US$5.00.
"Listing"	means the commencement of trading of the Company's Ordinary Shares on a national U.S. exchange (AMEX, NASDAQ or NYSE) or such other recognized international exchange as the holders of majority of Class A Preferred Shares may approve.
"Memorandum"	means the Company's memorandum of association.
"Registrar"	means the Registrar of Corporate Affairs appointed under the Act.
" Registration Default"	means the failure, prior to the six-month anniversary of the initial issuance of Class A Preferred Shares, to have the registration of the Ordinary Shares into which the Class A Preferred Shares are convertible declared effective by the SEC, pursuant to and in accordance with the terms of a registration rights agreement (the "Registration Rights Agreement") or such other regulatory body as the majority of the Class A Preferred Shares shall approve, as a direct result of actions taken by the Company.
"Registration Default Penalties"	means the right to receive 0.3% of the Investment Net Price per month until such default is cured.
"Resolution of Directors"	means a resolution by the majority of the directors of the Company passed either at a meeting of directors, or by way of a Written Resolution, in either case in accordance with the provisions of the Articles.
"Resolution of Members"	means a resolution by the members holding a majority of the voting rights in respect of such

	resolution passed either at a meeting of members, or by way of a Written Resolution, in either case in accordance with the provisions of the Articles.
"Underlying Shares"	means the Ordinary Shares into which Class A Preferred Shares are convertible (each an "Underlying Share").
"Written Resolution"	means a resolution of members or directors (as applicable) consented to in writing or by or other written electronic communication, without the need for any notice. A Written Resolution may consist of several documents, including written electronic communications, in like form each signed or assented to by one or more members or directors (as applicable). A Written Resolution shall be passed if so consented by a simple majority of those members or directors (as applicable) entitled to vote on the resolution.

10.2 In the Memorandum and Articles:

(a) words and expressions defined in the Act shall have the same meaning and, unless otherwise required by the context, the singular shall include the plural and vice versa, the masculine shall include the feminine and the neuter and references to persons shall include corporations and all entities capable of having a legal existence;

(b) reference to a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(c) the headings are for convenience only and shall not affect the construction of the Memorandum or Articles;

(d) reference to a thing being "**written**" or "**in writing**" includes all forms of writing, including all electronic records which satisfy the requirements of the Electronic Transactions Act, 2001;

(e) reference to a thing being "**signed**" or to a person's "**signature**" shall include reference to an electronic signature which satisfies the requirements of the Electronic Transactions Act, 2001, and reference to the Company's "**seal**" shall include reference to an electronic seal which satisfies the requirements of the Electronic Transactions Act, 2001

We, Maples Corporate Services (BVI) Limited of P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands in our capacity as registered agent for the Company hereby apply to the Registrar for the incorporation of the Company this 14th day of April 2010.

Incorporator

Scott Johnstone (Sgd)

Scott Johnstone
Authorised Signatory
Maples Corporate Services (BVI) Limited